EXHIBIT 4.1


                                   BNY MELLON
                                ASSET SERVICING
                       2 Hanson Place, Brooklyn, NY 11217

                                 July 10, 2012

Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas 77046-1173


                      Van Kampen Unit Trusts, Series 1238

Dear Sirs:

         The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 1238 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on July 9, 2012, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-181241) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,

                                                          By: /s/ TIMOTHY CARSON
                                                              ------------------
                                                                  Vice President